Exhibit 21.1

The following are the wholly-owned subsidiaries of Reven Housing REIT, Inc.:

Reven Housing REIT OP, L.P., a Delaware limited partnership;

Reven Housing GP, LLC, a Delaware limited liability company;

Reven Housing REIT TRS, LLC, a Delaware limited liability company;

Reven Housing Georgia, LLC, a Delaware limited liability company;

Reven Housing Texas, LLC, a Delaware limited liability company;

Reven Housing Florida, LLC, a Delaware limited liability company;

Reven Housing Tennessee, LLC, a Delaware limited liability company;

Reven Housing Florida 2, LLC, a Delaware limited liability company;

Reven Housing Texas 2, LLC, a Delaware limited liability company; and

Reven Housing Alabama, LLC, a Delaware limited liability company.